UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Computer Network Technology Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Computer Network Technology Corporation

6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000

May 12, 2004

Dear Shareholder:

      You are cordially invited to attend the annual meeting of shareholders of Computer Network Technology Corporation at our headquarters, 6000 Nathan Lane North, in the Minneapolis suburb of Plymouth, Minnesota, on Wednesday, June 23, 2004, beginning at 10:00 a.m. (local time). Please refer to the map in the back of this proxy statement for directions to our headquarters.

      The Secretary’s Notice of annual meeting and the proxy statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will discuss our performance in fiscal year 2003 and report on current items of interest to our shareholders. In addition, certain members of our board and our executives, as well as representatives of KPMG LLP, our independent auditors, will be available to answer your questions.

      I hope you will be able to attend the meeting in person and look forward to seeing you. Your vote is important regardless of the number of shares that you own. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted, even if you plan to attend the meeting. This will ensure representation of your shares if you are unable to attend. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card. If you attend the meeting you may withdraw any proxy previously given and vote your shares in person.

      On behalf of your board and our employees, thank you for your continued support of and interest in Computer Network Technology Corporation.

Sincerely,

Thomas G. Hudson
Chairman of the Board, President
and Chief Executive Officer

Computer Network Technology Corporation

6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 23, 2004

TO OUR SHAREHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Computer Network Technology Corporation, a Minnesota corporation, will be held on Wednesday, June 23, 2004, at our headquarters at 6000 Nathan Lane North, in the Minneapolis suburb of Plymouth, Minnesota, beginning at 10:00 a.m. (local time) for the following purposes:

(1)	To fix the number of directors at eight and to elect eight persons to our board to serve until the next annual meeting of the shareholders;

(2)	To ratify and approve the appointment of KPMG LLP as independent auditors for our fiscal year ending January 31, 2005; and

(3)	To transact other business that may properly come before the meeting.

      Shareholders of record as of the close of business on April 28, 2004 are the only persons entitled to notice of and to vote at the meeting.

      Whether or not you expect to attend the meeting, please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors

Gregory T. Barnum
Vice President of Finance, Chief Financial Officer
and Corporate Secretary

May 12, 2004

Minneapolis, Minnesota

PROXY STATEMENT
GENERAL
ELECTION OF DIRECTORS (Item 1 on proxy card)
CORPORATE GOVERNANCE; BOARD MEETINGS AND COMMITTEES OF OUR BOARD
DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT ON EXECUTIVE COMPENSATION
Compensation Committee Interlocks and Insider Participation
SUMMARY COMPENSATION TABLE
OPTION TABLES
EMPLOYMENT AGREEMENTS
COMPARATIVE STOCK PRICE PERFORMANCE
PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS (Item 2 on proxy card)
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
AUDIT FEES AND PRE-APPROVED POLICY
SHAREHOLDER PROPOSALS AND OTHER MATTERS

Computer Network Technology Corporation

6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held
June 23, 2004

GENERAL

      This proxy statement is furnished in connection with the solicitation by the board of directors of Computer Network Technology Corporation of proxies to be voted at our annual meeting of shareholders to be held on Wednesday, June 23, 2004 at our headquarters located at 6000 Nathan Lane North, Minneapolis, Minnesota, 55442 beginning at 10:00 a.m. (local time), and at any adjournments thereof. This proxy statement and the accompanying proxy card are furnished in connection with the proxy solicitation and are being mailed to shareholders beginning approximately May 12, 2004. The board recommends that shareholders vote FOR all of the nominees in Item 1 and FOR the ratification of KPMG LLP as our independent auditors for fiscal 2004 in Item 2. Shares represented by properly executed and returned proxies will, unless otherwise specified on the proxy card, be voted FOR all of the nominees listed in Item 1 and FOR Item 2 as set forth on the proxy card, and will be voted in the discretion of the proxy holders as to any other matter that may properly come before the annual meeting. A shareholder voting through a proxy who abstains with respect to a certain proposal is considered to be present and entitled to vote on such proposal at the meeting, and is in effect a negative vote, but a shareholder (including a broker) who does not give authority to a proxy holder to vote, or withholds authority to vote, on a certain proposal shall not be considered present and entitled to vote on any such proposal.

      The proxy may be revoked at any time prior to its exercise by providing written notice of revocation or another proxy bearing a later date to the Secretary of Computer Network Technology Corporation at the address set forth above or at the annual meeting.

      We will pay expenses incurred in connection with the solicitation of proxies. Proxies are being solicited by mail. In addition, our directors, officers and other employees may solicit proxies personally or by telephone without additional compensation to them. We have requested brokerage houses, nominees, custodians, and fiduciaries to forward solicitation material to the beneficial owners of our common stock and we will reimburse such persons for their expenses.

      We are pleased to offer our shareholders of record the opportunity to receive shareholder communications electronically. By signing up for electronic delivery of documents such as the annual report and the proxy statement, you can receive shareholder communications as soon as they are available without waiting for them to arrive in the mail, and submit your shareholder votes online. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs. To sign up for electronic delivery, visit http://www.eproxy.com/cmnt and enter information for all of your CNT shareholdings. Your enrollment will be effective until canceled. If you have questions about electronic delivery, please call our Investor Relations Department at (763) 268-6130. By accepting our annual meeting materials online, you may incur costs from service providers such as your Internet access provider and your telephone company.

      Shareholders of record as of the close of business on April 28, 2004 are the only persons entitled to vote at the annual meeting. As of that date, there were issued and outstanding 27,729,549 shares of our common stock, our only authorized and issued voting security. Each shareholder is entitled to one vote for each share held.

ELECTION OF DIRECTORS

(Item 1 on proxy card)

      Our by-laws provide that the number of directors that constitute our board shall be fixed from time to time by our shareholders and that directors shall be elected at the annual meeting and shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Our board of directors currently consists of seven directors. Our board of directors, with the recommendation of its corporate governance and nominating committee, has nominated the incumbent directors, being Thomas G. Hudson, Kathleen Earley, Patrick W. Gross, Erwin A. Kelen, Lawrence A. McLernon, John A. Rollwagen and Bruce J. Ryan for election as directors. Our board, with the recommendation of its corporate governance and nominating committee, also nominated Dr. Renato A. DiPentima to stand for election as a new director. Our board recommends a vote FOR the election of all nominees.

      The accompanying proxy will be voted in favor of the election of the following nominees as directors, unless the shareholder giving the proxy indicates to the contrary on the proxy. All nominees have agreed to stand for election at the annual meeting. If any nominee is not available as a candidate for director at the time of the annual meeting, the proxies will be voted for another nominee recommended by the corporate governance and nominating committee and designated by our board to fill such vacancy, unless the shareholder giving the proxy indicates to the contrary on the proxy.

      The affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the election of directors and present, in person or by proxy, at the annual meeting is required to elect each of the eight nominees named below.

Nominees to the Board

      Thomas G. Hudson, 58, has served as our President and as our Chief Executive Officer since June 1996, as a director since August 1996 and as our Chairman of the Board since May 1999. From 1993 to June 1996, Mr. Hudson served as Senior Vice President of McGraw Hill Companies, a leading information services provider, serving also as General Manager of its F.W. Dodge Division, and as Senior Vice President, Corporate Development. From 1968 to 1993, Mr. Hudson served in a number of management positions at IBM Corporation, most recently as Vice President Services Sector Division. Mr. Hudson’s IBM career included varied product development, marketing and strategic responsibilities for IBM’s financial services customers and extensive international and large systems experience. Mr. Hudson is a graduate of the University of Notre Dame with a bachelor’s in electrical engineering and New York University with an MBA in finance. Mr. Hudson attended the Harvard Advanced Management Program in 1990. Mr. Hudson also serves on the board of directors of Ciprico, Inc., Lawson Software, Inc., and PLATO Learning, Inc., all of which are public companies.

      Patrick W. Gross, 59, has been a director since July 1997. Mr. Gross is chairman of the Lovell Group, a private business and technology advisory and investment firm. Mr. Gross is a founder of American Management Systems, Inc. (“AMS”), an information technology, software development, and systems integration firm. He served as Principal Executive Officer and Managing Director of AMS from its incorporation in 1970 until 2002. He was elected chairman of AMS’s Executive Committee in 1982. He is also a director of Capital One Financial Corporation, and a director of Mobius Management Systems, Inc., both of which are public companies. Mr. Gross is a graduate of Rensselaer Polytechnic Institute, and earned graduate degrees from the University of Michigan and Stanford University Graduate School of Business.

      Erwin A. Kelen, 68, has been a director since June 1988. Mr. Kelen is President of Kelen Ventures and a principal with Quatris Fund, both private investment entities. Mr. Kelen is a private investor active in venture capital investments, investment management and helping small companies grow. From 1984 to 1990, Mr. Kelen was President and Chief Executive Officer of DataMyte Corporation, a wholly owned subsidiary of Allen Bradley Co. Mr. Kelen is also a director of Printronix, Inc., Insignia Systems, Inc. and CyberOptics Corporation, all of which are public companies. Mr. Kelen is a graduate of the Technical University of Budapest and the University of Minnesota Graduate School.

      Kathleen Earley, 52 was employed at AT&T from 1994 through September 2001. At AT&T, she was Senior Vice President of Enterprise Networking and Chief Marketing Officer, where she oversaw all AT&T business-related brand, image and advertising and marketing strategy. At AT&T, Ms. Earley was best known as President of AT&T Data & Internet Services, the $8 billion AT&T business unit that provided Internet Protocol (IP), web hosting, data and managed network service. She also served as President of AT&T Internet Services, where she led the development of IP strategy and product line launch. Prior to joining AT&T, Ms. Earley was employed by IBM Corporation for 17 years with positions in sales, marketing, planning and strategy development. Ms. Earley was formerly a director of Standard Microsystems Corporation and is currently a director of Telespree Communications and Switch and Data, both private companies. Ms. Earley is a graduate of the University of California, Berkley and earned a Bachelor of Science degree in accounting and a Masters of Business Administration in finance.

      Lawrence A. McLernon, 65, has been a director since September 2001. Mr. McLernon has been Chairman and Chief Executive Officer of McLernon Enterprises Inc., a holding company since September 1991. Mr. McLernon has over 35 years of professional experience serving the telecommunications and high tech industries. From October 2000 to September 2002, Mr. McLernon served as Executive Vice President of Dynegy Inc. and Chairman and Chief Executive Officer of Dynegy Global Communications, a principal business segment of Dynegy Inc. From September 1998 to September 2000, Mr. McLernon was Chairman, President and Chief Executive Officer of Extant, Inc. Mr. McLernon began his career in the Bell system with assignments at New York Telephone and Bell Telephone Laboratories. Mr. McLernon is not currently serving on the board of any other public company. He has also served on various philanthropic and civic boards. Mr. McLernon holds a bachelor’s degree from St. Bonaventure University.

      John A. Rollwagen, 63, has been a director since June 1993 and served as our Chairman of the Board from December 1995 to May 1999. Mr. Rollwagen is a private investor and principal with Quatris Fund, a private investment entity. From January 1993 to May 1993, Mr. Rollwagen served as U.S. Department of Commerce Deputy Secretary-Designate. Beginning in 1975, Mr. Rollwagen served in executive capacities with Cray Research, Inc. Mr. Rollwagen served as Chairman and Chief Executive Officer of Cray from 1981 to 1993. Mr. Rollwagen serves as chairman of PartnerRe Ltd. and director of Lexar Media, Inc., which are both public companies, and is a director of several private companies. Mr. Rollwagen is a graduate of the Massachusetts Institute of Technology and Harvard Graduate School of Business Administration.

      Bruce J. Ryan, 60, is currently the Chairman and Interim CEO of InfiniCon Systems, Inc., a provider of InfiniBand technology and solutions. He was a member of the board of directors of Inrange Technologies Corporation from September 2002 through May 2003. From 1998 to 2002, Mr. Ryan was Executive Vice President and Chief Financial Officer of Global Knowledge Network, Inc., a provider of information technology and computer software training programs and certifications. From 1984 to 1998, Mr. Ryan was Executive Vice President and Chief Financial Officer of Amdahl Corporation, a provider of information technology solutions. Mr. Ryan also held executive operating and financial positions at Digital Equipment Corporation. Mr. Ryan also serves on the boards of directors of Ross Systems, Inc., Axeda Systems, Inc. and KVH Industries, Inc., all of which are public companies. Mr. Ryan earned a Bachelor of Science in Business Administration from Boston College and an MBA from Suffolk University.

      Dr. Renato A. DiPentima, 63, has been the President and Chief Operating Officer of SRA International since November of 2003. Prior to being appointed to this role, Dr. DiPentima served as Senior Vice President and President of SRA’s consulting and systems integration division since the division’s formation in January 2001. From July 1997 to January 2001, he served as President of the SRA’s government sector, overseeing government business, projects, and contracts. From July 1995 to July 1997, Dr. DiPentima served as Vice President and as SRA’s Chief Information Officer. Prior to joining SRA, Dr. DiPentima held several senior management positions in the federal government, most recently serving as deputy commissioner for systems at the Social Security Administration, from May 1990 to June 1995. He is currently serving on the board of directors of the Information Technology Association of America and the Industry Advisory Council. He is also currently serving on several governmental and corporate advisory boards. Dr. DiPentima is not currently serving on the board of any other public company. Dr. DiPentima earned a bachelor’s degree from

New York University. He also earned a M.A. from George Washington University and a Ph.D. from the University of Maryland.

      Dr. DiPentima was identified by a third party recruitment firm and was interviewed by members of our corporate governance and nominating committee. Based upon Dr. DiPentima’s qualifications, the corporate governance and nominating committee recommended to our board that he stand as a director nominee at this year’s annual meeting of shareholders.

CORPORATE GOVERNANCE; BOARD MEETINGS AND COMMITTEES OF OUR BOARD

      Our board of directors has adopted policies and procedures that the board believes are in the best interests of CNT and its shareholders, as well as compliant with the Sarbanes-Oxley Act of 2002, SEC rules and regulations, and the requirements of the Nasdaq National Market Systems. In particular:

•	A majority of the board is independent of management, and all members of the audit committee, compensation committee and nominating committees are independent;

•	The board has adopted charters for the audit, corporate governance and nominating, and compensation committees. The adopted charters for the audit and corporate governance and nominating committees are attached as Exhibits A and B to this proxy statement; and

•	We have a code of ethics that applies to all company employees and non-employee directors. The audit committee has additional procedures for the anonymous submission of employee complaints.

      Copies of our audit committee charter and code of ethics are available at our website at www.cnt.com. Copies will also be provided to any shareholder upon written request to CNT, Investor Relations, 6000 Nathan Lane North, Minneapolis, Minnesota 55442 or by contacting CNT Investor Relations at 763-268-6130.

      Anyone who has a concern about our conduct, or about our accounting, internal accounting controls or auditing matters, may communicate that concern directly to the non-employee directors, or to the chair of the audit committee. Such communication may be confidential or anonymous, and may be addressed to the chair of the audit committee, Bruce Ryan, P.O. Box 1226, Concord, MA 01742 or submitted by e-mail to the chair of the audit committee at brucejryan@hotmail.com. Due to the nature of e-mail, communications sent via e-mail may or may not be anonymous.

Board Independence

      Our board of directors has affirmatively determined that each of the following directors and nominees do not have any relationship which would interfere with the exercise of independent judgment in carrying out responsibilities as a director and is otherwise independent under the Nasdaq NMS requirements: Kathleen Earley, Patrick W. Gross, Lawrence A. McLernon, John A. Rollwagen, Bruce J. Ryan and Dr. Renato A. DiPentima.

Board and Committee Meetings

      The board held ten meetings during fiscal year 2003 and otherwise conducted business by written resolutions signed by all directors. Each director attended at least 75% of the total number of meetings of the board plus the total number of meetings of all committees of our board on which he or she served.

      The audit committee is comprised of Messrs. Ryan, Rollwagen and Gross, all of whom are independent directors. The audit committee of our board is directly responsible for the appointment, compensation, retention and oversight of independent auditors and oversees and monitors the integrity of our accounting and financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance. The audit committee held three meetings in fiscal year 2003 and otherwise conducted business by written resolutions signed by committee members. The board of directors has designated Mr. Ryan as the “audit committee financial expert.” We have a written charter for our audit committee, which is attached as Exhibit A.

      The compensation committee of our board is comprised of Ms. Earley and Messrs. Rollwagen and Gross, all of whom are independent directors. Mr. McLernon served on the compensation committee prior to August 2003. The primary purpose of this committee is outlined in the “Report on Executive Compensation” contained in this proxy statement. The compensation committee held two meetings in fiscal year 2003 and otherwise conducted business by written resolutions signed by the Committee members.

      The nominating committee of our board is comprised of Ms. Earley and Messrs. Gross, McLernon and Rollwagen, all of whom are independent directors. The purpose of this committee is to identify individuals qualified to become members of our board and to recommend to our board the selection of director nominees for the annual meeting of shareholders. The committee held two meetings during fiscal 2003 for the purpose of nominating Mr. Ryan and Ms. Earley for election at the fiscal 2002 annual meeting and recommending the director nominees to stand for election at this annual meeting.

Compensation of Directors

      Directors who are not employees receive a retainer of $5,000 per quarter, plus reimbursement of out-of-pocket expenses incurred on our behalf. Each non-employee director also received $500 for each board and board committee meeting attended, except the chairman of the audit committee who received a fee of $1,500 for each audit committee meeting attended, and the chairman of the compensation committee received a fee of $1,000 for each compensation committee meeting attended. During fiscal year 2003, each of our non-employee directors also received an option to purchase 20,000 shares of our common stock under our 1992 Stock Award Plan. Mr. Ryan and Ms. Earley also received an additional option to purchase 50,000 shares of our common stock under our 1992 Stock Award Plan as newly elected directors in fiscal 2003. The grants to Mr. Ryan and Ms. Earley vest immediately upon a change of control. In addition, Messrs. Rollwagen, Kelen and Ryan all participate in our medical and dental plans. Under the terms, we cover 80% of the premium cost for Messrs. Rollwagen, Kelen and Ryan, which in 2003 totaled $8,911, $4,749 and $1,517, respectively. Mr. Gross began participating in our medical and detail plan in 2004.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Nomination of Directors

      The corporate governance and nominating committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. The committee has also retained a third-party executive search firm to identify candidates upon request of the committee or board. A shareholder who wishes to recommend a prospective nominee for the board should send a letter to the attention of our Corporate Secretary or the Chair of the Corporate Governance and Nominating Committee, 6000 Nathan Lane North Minneapolis, MN 55442. The letter should include whatever supporting material the shareholder considers appropriate.

      Once the committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to or known by the committee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the following factors:

•	The need for additional board members to fill vacancies or expand the size of the board; and

•	The likelihood that the prospective nominee can satisfy the evaluation factors described below.

      If the committee determines (in consultation with the chairman of the board and the other board members as appropriate) that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience on its own or through the third-party search firm.

The committee then evaluates the prospective nominee against the standards and qualifications it determines are relevant, including his or her;

•	Experience in our core business or ancillary markets, or in European or global businesses or complex business strategy or operations;

•	Ability to represent the interest of our shareholders;

•	Standards of integrity, commitment and independence of thought and judgment; and

•	Ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties.

      The corporate governance and nominating committee also considers such other relevant factors as it deems appropriate, including:

•	The current composition of the board, and the extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the board;

•	The balance of management and independent directors;

•	The need for audit committee expertise; and

•	The evaluations of other prospective nominees.

      If the committee determines an interview is warranted based on this evaluation, one or more members of the committee (and others as appropriate) interview the prospective nominee in person or by telephone. Finally, after completing this evaluation and interview, the committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendation and report of the committee.

Communication with Board

      Shareholders and other parties interested in communicating directly with the board or independent directors as a group may do so by writing to the Corporate Governance and Nominating Committee, Computer Network Technology Corporation, 6000 Nathan Lane North, Minneapolis, MN 55442. Effective March 2, 2004, the corporate governance and nominating committee approved a process for handling letters received by us and addressed to members of the board. Under that process, our corporate secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the corporate secretary, deals with the functions of the board or committees thereof or that the corporate secretary otherwise determines requires the attention of the board, except correspondence which is frivolous or duplicative. Directors may at any time review a log of all correspondence we receive that is addressed to members of the board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the audit committee with respect to such matters.

Attendance at Annual Meetings

      The board encourages its members to attend the annual meeting of shareholders. All directors attended the annual meeting held in June 2003.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of April 1, 2004, certain information with respect to all shareholders known to us to have been beneficial owners of more than five percent of our common stock, and information with respect to our common stock beneficially owned by each director, each executive officer named in the Compensation Table on page 12, and all directors and executive officers as a group. Unless otherwise indicated, each person named in the table has sole voting and investment power as to the common stock shown.

	Amount and Nature of	Percent of Common
Name and Address of Beneficial Owner	Beneficial Ownership	Stock Outstanding

Batterymarch Financial Management, Inc(1)
200 Clarendon Street Boston, Massachusetts 02116	1,907,600	6.88%
Heartland Advisors, Inc.(2)
789 North Water Street Milwaukee, Wisconsin 53202	1,623,200	5.86%
Dimensional Fund Advisors Inc.(3)
1299 Ocean Avenue 11th Floor Santa Monica, California 90401	1,390,245	5.02%
Thomas G. Hudson(4),(12)	1,014,920	3.54%
Erwin A. Kelen(5),(12)	557,077	1.99%
John A. Rollwagen(5),(12)	255,000	*
Patrick W. Gross(5),(12)	185,834	*
Lawrence A. McLernon(5),(12)	101,111	*
Kathleen Earley(5),(12)	35,277	*
Bruce J. Ryan(5),(12)	35,277	*
Gregory T. Barnum(6),(10),(12)	231,352	*
Mark R. Knittel(7),(10),(12)	252,939	*
Edward J. Walsh(8),(10),(12)	114,335	*
James A. Fanella(9),(12)	62,500	*
All executive officers and directors as a group (14 persons)(10),(11),(12)	3,116,522	10.25%

*	Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)	According to a Schedule 13G filed with the SEC on February 13, 2004, Batterymarch Financial Management, Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,907,600 shares of our common stock.

(2)	According to a Schedule 13G filed with the SEC on February 13, 2004, Heartland Advisors, Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,623,200 shares of our common stock.

(3)	According to a Schedule 13G filed with the SEC on February 6, 2004, Dimensional Fund Advisors, Inc., a registered investment advisor, is deemed to have beneficial ownership of 1,390,245 shares of our common stock.

(4)	Includes 918,720 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days. Also includes 4,411 shares held by Fidelity Investments as trustee of our 401(k) plan and 77,650 shares held through a grantor retained annuity trust in which Mr. Hudson serves as trustee.

(5)	Includes 304,167, 250,000, 185,834, 101,111, 35,277, and 35,277 shares of common stock that may be acquired upon the exercise of non-qualified stock options held by Messrs. Kelen, Rollwagen, Gross,

McLernon, Ryan and Ms. Earley, respectively. These options are currently exercisable or are exercisable within 60 days. Includes 5,000 shares held in Mr. Rollwagen’s Individual Retirement Account.

(6)	Includes 217,503 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days. Also includes 1,099 shares held by Fidelity Investments as trustee of our 401(k) plan.

(7)	Includes 210,003 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

(8)	Includes 108,439 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days. One of Mr. Walsh’s option agreements provides for accelerated vesting of 50% of any unvested options upon a change of control. As of April 1, 2004, options for 112,500 shares were unvested under this agreement. Also includes 869 shares held by Fidelity Investments as trustee of our 401(k) plan.

(9)	Includes 62,500 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

(10)	Does not include 16,000, 12,000 and 8,000 shares of restricted stock units granted for the benefit of Messrs. Barnum, Knittel and Walsh, respectively, on March 22, 2004, none of which have vested. Restricted stock units represent shares to be issued in the future which are subject to transfer restrictions until vested and have no voting rights until issued at a future date.

(11)	Includes 2,685,588 shares of common stock that may be acquired upon exercise of incentive and non-qualified stock options. These options are currently exercisable, or become exercisable within 60 days. Includes only executive officers and directors as of April 1, 2004. Includes 6,406 shares of common stock held by Fidelity Investments as trustee of our 401(k) plan for the benefit of Messrs. Hudson and Barnum. Includes 5,000 shares held in Mr. Rollwagen’s Individual Retirement Account. Does not include 62,000 shares of restricted stock units granted on March 22, 2004 for all executive officers and directors as a group.

(12)	Unless otherwise indicated, the address of such person is 6000 Nathan Lane North, Minneapolis, Minnesota 55442.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our common stock, to file periodic reports of ownership and changes in ownership with the SEC. During fiscal year 2003, based solely on our review of the copies of such reports received by us, and from written representations received from reporting persons regarding their required periodic filings, we believe that all persons made all required filings under Section 16(a) with respect to our common stock. In April 2003, a Form 4 filing for Mr. Kelen with respect to the exercise of an option for 20,000 shares of our common stock was not timely filed as a result of an administrative error on the part of the Company. The form was filed on April 17, 2003.

REPORT ON EXECUTIVE COMPENSATION

Overview

      The compensation committee of our board is comprised entirely of independent, outside directors and is responsible for recommending to the board our executive compensation philosophy, for determining all aspects of the Chief Executive Officer’s compensation, and for review and approval of recommendations for compensation paid to other executives. The compensation committee is also responsible for administering our stock-based compensation plans. During fiscal year 2003, the compensation committee was comprised of Ms. Earley and Messrs. Rollwagen and Gross. Mr. McLernon served on the compensation committee prior to August 2003.

      The primary objectives of executive compensation are to provide compensation that will attract, retain, reward and motivate a highly effective executive team who will lead us in achieving our business goals in a highly competitive and rapidly changing industry; to ensure that compensation opportunities for executives are competitively positioned and yet reasonable in light of our objectives; and to emphasize and reinforce the link of pay for individual and company performance.

      The compensation committee believes that our executive compensation program provides an overall level of compensation opportunity that is competitive with comparably sized companies within the computer industry.

Components of Executive Compensation

      Our total compensation for executives consists of annual cash compensation in the form of base salaries and bonuses, and long-term incentives in the form of participation in our executive deferred compensation plan and options to acquire common stock. In addition, executives are provided with the same level and types of benefits that are generally available to other employees. Our executive compensation strategy is designed to base a significant portion of an executive’s overall compensation on our financial performance. The following sections describe each component of executive compensation.

Annual Cash Compensation

      Base salary and bonuses are established for our executives each year based on the executive’s job responsibilities, level of experience, overall performance and contributions, future potential, as well as information obtained with respect to competitive pay practices. Comparative compensation data was derived from an analysis of external compensation surveys encompassing companies of similar size and industry, and from outside consultants. Bonuses may be based on a combination of our annual bonus plan, individual performance bonuses or sales commissions. For fiscal year 2003, base salaries and bonuses for our executives, other than its Chief Executive Officer, were recommended to the compensation committee by our Chief Executive Officer, after consideration was given to the factors noted above and consultation with our Vice President of Human Resources and the committee’s compensation consultant.

      Our annual bonus plan is an incentive program which provides executives and other key contributors with the opportunity to earn a cash bonus if we achieve certain performance measurements, with the amount of bonus payment specifically tied to the achievement of these measures. For fiscal year 2003, the key performance measurement was operating profitability. For fiscal year 2004, the key performance measurement will also be operating profitability.

      The annual bonus for an executive is determined by multiplying the executive’s eligible base compensation by our annual bonus plan factor, and the executive’s individual bonus participation rate. Our annual bonus plan factor is based on a chart that outlines payout percentages for achievement of defined levels of the key performance measurements (operating profitability in 2003 and 2004). The annual bonus participation rate for each executive is based on the executive’s expected level of contribution to our overall financial performance.

      In fiscal year 2003, the individual bonus participation rates for executives ranged from 25% to 100%. As a further example, if the payout percentage for fiscal year 2003 had been 80%, based on achievement of the key performance measurements, an executive earning $150,000 annually with an individual bonus participation rate of 30% would have earned an annual bonus for fiscal year 2003 of $36,000 ($150,000 x .30 x ..80). Our annual bonus plan factor for fiscal year 2003 was zero because we did not achieve the minimum level of profitability required for a pay out under the plan. As a result, executives participating in CNT’s annual bonus plan for fiscal year 2003 did not earn a bonus under this plan.

      We acquired Inrange Technologies Corporation in May 2003. In fiscal 2003, certain executives earned bonuses for the successful integration of Inrange Technologies Corporation into our pre-acquisition business. Other executives earned commissions and sales bonuses in fiscal year 2003 for achieving predetermined goals and objectives. For example, our Executive Vice President of Worldwide Sales and Service earned bonuses in fiscal year 2003 for achieving defined sales and profitability objectives.

Long Term Incentives

      Stock options are a key tool to recruit, retain, and motivate executive officers and other key employees. The compensation committee determines the timing and number of stock option grants for our executives, including CNT’s Chief Executive Officer, based on the anticipated contribution of the executive to our overall financial performance, and the executive’s level of responsibility within the organization. In determining the number of options to be granted, the compensation committee also takes into consideration the number of options then held by the executive. All stock options granted have an exercise price equal to fair market value on the date of grant, generally vest over a four year period and expire ten years from the date of grant.

      In fiscal year 2003, options to purchase 742,000 shares of common stock were granted to selected members of the executive team at an average exercise price of $6.87 per share, and vest ratably over a four-year period from the grant date. In March 2004, 62,000 shares of restricted common stock were granted to selected members of the executive team. The shares vest over a four-year period from the date of grant.

      Our executive deferred compensation plan provides eligible executives with the opportunity to defer compensation and receive a matching contribution equal to 20% of deferrals, up to an annual maximum matching contribution of $10,000 per year. The matching contribution is fully vested after four years of service.

Compensation for CNT’s President and Chief Executive Officer

      The fiscal year 2003 compensation plan for CNT’s President and Chief Executive Officer, Thomas G. Hudson, included annual base salary of $367,500 and participation in CNT’s annual bonus plan at a rate of 100%. In August 2003, Mr. Hudson’s base salary was increased to $500,000. In determining Mr. Hudson’s compensation, the compensation committee considered compensation programs of similar companies, individual performance, salary history and the Company’s historical and planned performance. He also earned a $400,000 bonus for the successful integration of Inrange Technologies Corporation into our pre-acquisition business. There were 362,000 stock options granted to Mr. Hudson in fiscal year 2003. The option grants are based upon the performance and leadership that we expect to receive from Mr. Hudson in the future. The grants place a significant portion of his total compensation at risk, since the value of the options depends on the appreciation of our common stock over the option term.

Internal Revenue Code Section 162(m)

      Internal Revenue Code Section 162(m) limits the deductibility of compensation over $1 million paid by a company to an executive officer in certain circumstances. Because the 2002 and 1992 stock award plans have been approved by our shareholders and because the maximum number of shares that may be awarded to any employee or other participant under such plans in any calendar year is limited to 750,000 shares, the compensation committee believes that compensation with respect to any stock options granted to executive officers will qualify as performance-based compensation not subject to the $1 million limit under Section 162(m).

      The tax impact of any compensation arrangement is one factor to be considered and evaluated in the context of the compensation committee’s overall compensation philosophy. The compensation committee intends to design and implement executive officer compensation programs that maximize CNT’s tax deductions if the compensation committee determines that such actions are consistent with its philosophy and in the best interests of CNT and its shareholders. However, from time to time the compensation committee may award compensation that is not fully deductible if the compensation committee determines that such compensation is consistent with its philosophy and in the best interests of CNT and its shareholders.

JOHN A. ROLLWAGEN
PATRICK W. GROSS
KATHLEEN EARLEY
Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

      No member of the compensation committee was during fiscal 2003 an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serviced as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the compensation committee of our board of directors, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the compensation committee of our board of directors, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of our board of directors during fiscal 2003.

SUMMARY COMPENSATION TABLE

      The following table sets forth for our Chief Executive Officer and our four other most highly compensated executive officers information concerning compensation earned for services in all capacities during fiscal year 2003, as well as compensation earned by each such person for the two previous fiscal years (if the person was the Chief Executive Officer or another executive officer during any part of such fiscal year):

					Long Term
					Compensation
		Annual Compensation
					Shares
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Options(#)	Compensation($)

Thomas G. Hudson(1)	2003	$458,083	$400,000	$40,444	362,000	$12,500
Chairman of the Board,	2002	$336,750	—	$43,622	200,000	$12,500
President and Chief	2001	$305,250	$102,564	$(102,016)	274,129	$12,500
Executive Officer
James A. Fanella(2)	2003	$249,822	$117,777	—	250,000	$57,104
Executive Vice President	2002	—	—	—	—	—
of Worldwide Sales &	2001	—	—	—	—	—
Services
Edward J. Walsh(3)	2003	$200,699	$150,648	$48,865	—	$3,225
Vice President of	2002	$205,527	$152,872	$(26,935)	150,000	$11,735
Strategy, Marketing	2001	$93,333	—	$2,263	54,377	$12,500
and Alliances
Mark R. Knittel(4)	2003	$198,750	$120,000	$16,861	30,000	$6,140
Group Vice President of	2002	$191,400	$35,000	$(15,857)	50,000	$8,219
Worldwide Product	2001	$185,000	$121,080	$(13,778)	92,503	$8,000
Operations
Gregory T. Barnum(5)	2003	$207,500	$126,000	$10,359	30,000	$4,300
Chief Financial Officer	2002	$195,150	—	$(11,194)	55,000	$4,323
Vice President of	2001	$185,000	$203,280	$(10,782)	92,503	$4,690
Finance and Corporate Secretary

(1)	Mr. Hudson did not receive an annual bonus for fiscal year 2003 under CNT’s annual bonus plan because we did not meet the minimum profitability levels required under the plan. Other bonuses in fiscal 2003 consisted of a $400,000 Inrange integration bonus for the successful integration of Inrange into our existing pre-acquisition business. Other annual compensation in fiscal year 2003 consisted of earnings for the account of Mr. Hudson under our executive deferred compensation plan. All other compensation in fiscal year 2003 consisted of a $2,500 401(k) match and a $10,000 executive deferred compensation match.

(2)	Mr. Fanella’s bonus in fiscal year 2003 consists of $117,777 of sales commissions and bonuses. All other compensation in fiscal 2003 consisted of reimbursement for relocation costs.

(3)	Mr. Walsh did not receive an annual bonus for fiscal year 2003 under CNT’s annual bonus plan because we did not meet the minimum profitability levels required under the plan. Other bonuses in fiscal year 2003 consisted of $150,648 in sales bonuses. Other annual compensation in fiscal year 2003 consisted of gains for the account of Mr. Walsh under our executive deferred compensation plan. All other compensation in fiscal year 2003 consisted of a $2,500 401(k) match and a $725 executive deferred compensation match. In 2002, Mr. Walsh received a restricted stock award grant under which he has the right to receive, subject to vesting, 5,000 shares of common stock. The stock award vests monthly over a two years beginning on the date of grant. At the end of fiscal year 2003, Mr. Walsh held 625 unvested restricted stock shares with a value of $6,469.

(4)	Mr. Knittel did not receive an annual bonus for fiscal year 2003 under CNT’s annual bonus plan because we did not meet the minimum profitability levels required under the plan. Other bonuses in fiscal 2003 consisted of a $120,000 Inrange integration bonus for the successful integration of Inrange into our existing pre-acquisition business. Other annual compensation in fiscal year 2003 consisted of gains for the account of Mr. Knittel under our executive deferred compensation plan. All other compensation in fiscal year 2003 consisted of a $2,500 401(k) match and a $3,640 executive deferred compensation match.

(5)	Mr. Barnum did not receive an annual bonus for fiscal year 2003 under CNT’s annual bonus plan because we did not meet the minimum profitability levels required under the plan. Other bonuses in fiscal 2003 consisted of a $126,000 Inrange integration bonus for the successful integration of Inrange into our existing pre-acquisition business. Other annual compensation in fiscal year 2003 consisted of gains for the account of Mr. Barnum under our executive deferred compensation plan. All other compensation in fiscal year 2003 consisted of a $2,500 401(k) match and a $1,800 executive deferred compensation match.

OPTION TABLES

      The following tables summarize stock option grants and exercises during fiscal year 2003 to or by the named officers and certain other information relative to such options.

Options Grants in Fiscal Year 2003

	Individual Grants

					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates
	Shares	Total Options			of Stock Price Appreciation
	Underlying	Granted to			for Option Term(3)
	Options	Employees in	Exercise
Name	Granted	Fiscal Year	Price(2)	Expiration Date	5%	10%

Thomas G. Hudson(1)	62,000	2.32%	$6.57	March 4, 2013	$256,174	$649,195
	300,000	11.21%	$6.62	August 24, 2013	$1,517,752	$3,593,140
James A. Fanella(1)	250,000	9.34%	$7.19	February 16, 2013	$1,130,438	$2,864,752
Edward J. Walsh	—	—	—	—	—	—
Mark R. Knittel(1)	30,000	1.12%	$6.57	March 4, 2013	$123,955	$314,127
Gregory T. Barnum(1)	30,000	1.12%	$6.57	March 4, 2013	$123,955	$314,127

(1)	Subject to acceleration at the discretion of the compensation committee or upon the death or disability of the optionee, each option generally becomes cumulatively exercisable with respect to 25% of the shares covered on each of the first four anniversaries of the grant date. The vesting of options for Mr. Hudson and Mr. Barnum are also governed by their employment agreements.

(2)	Fair market value per share on the date of grant as determined in accordance with our stock award plan.

(3)	The 5% and 10% assumed rate of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of the future common stock price.

Aggregated Option Exercises In Fiscal Year 2003 and Year-End Option Values

			Number of Shares	Value of Unexercised
	Shares		Underlying Unexercised	In-The-Money Options
	Acquired on	Value	Options at Fiscal Year-End(#)	at Fiscal Year-End(2)
Name	Exercise(#)	Realized(1)	Exercisable/Unexercisable(3)	Exercisable/Unexercisable(3)

Thomas G. Hudson	—	—	810,720/647,001	$1,823,120/$2,001,654
James A. Fanella	—	—	—/250,000	$ —/$ 790,000
Edward J. Walsh			57,814/138,750	$ 111,042/$ 321,384
Mark R. Knittel	—	—	175,003/112,500	$ 161,972/$ 314,946
Gregory T. Barnum	—	—	181,253/116,250	$ 134,972/$ 314,946

(1)	The dollar value realized is equal to the difference between the closing market value on the date the shares were exercised and the exercise price.

(2)	The dollar value of unexercised in-the-money options at fiscal year end is equal to the difference between the market value of the shares underlying the options and the exercise price.

(3)	The share amounts represent options as of the end of fiscal year 2003.

Equity Compensation Plan Information As of January 31, 2004

	(a)	(b)	(c)

			Number of Securities Remaining
	Number of Securities	Weighted-Average	Available for Future Issuance
	to be Issued Upon	Exercise Price of	Under Equity Compensation
	exercise of	Outstanding	Plans (excluding securities
Plan Category	Outstanding Awards	Awards	reflected in column (a))

Equity Compensation Plans Approved by Shareholders:
1992 Stock Award Plan	4,106,659	$10.94	497,207
1992 Employee Stock Purchase Plan	—	—	1,163,439
2002 Stock Award Plan	687,003	$6.43	312,997
Equity Compensation Plans Not Approved by Shareholders	5,971,471	$17.85	3,842,982

Total	10,765,133	$14.49	5,816,625

      The above table includes outstanding stock options and unvested restricted stock grants. Options included under the caption “Equity Compensation Plans Not Approved by Shareholders” include awards under our 1997 restricted stock plan, the 1999 non-qualified stock award plan and the 2000 Inrange award plan. Following is a brief description of each plan.

      The 1997 plan generally permits us to make stock awards at the discretion of the compensation committee to full-time employees of CNT, or any subsidiary thereof, who are not, at the time of such award, an officer or director of CNT. Stock awards also may be granted to certain other individuals set forth in the 1997 plan, provided that the maximum number of shares that may be granted to any eligible participant under the plan in any fiscal year may not exceed 25,000 shares (subject to adjustment pursuant to the plan). We have reserved a total of 100,000 shares of our common stock for issuance under the 1997 plan. As of April 1, 2004, awards representing 81,475 shares of our common stock are outstanding, and 18,525 shares remain available for future issuances under the 1997 plan.

      The 1999 plan generally permits us to make grants in the form of options, restricted stock, stock, or any other stock-based awards to employees of CNT or any subsidiary, who are not, at the time of such award, an executive officer or director of CNT (except with respect to officers, inducement grants). At January 31, 2004 and as of the date hereof, we had reserved a total of 6,480,000 shares of our common stock for issuance under the 1999 plan. As of April 1, 2004, awards representing 5,073,437 shares of our common stock are outstanding, and 1,406,563 shares remain available for future issuances under the 1999 plan.

      We assumed the 2000 Inrange award plan as part of our acquisition of Inrange and we reserve the right to make future awards under this plan. The plan had been ratified by the shareholders of Inrange prior to the acquisition. The plan generally permits us to make grants in the form of stock option and restricted stock of our shares to employees and consultants of Inrange and its subsidiaries who were not employed by CNT at the time of the Inrange acquisition. As of January 31, 2004 and as of the date hereof, 3,782,993 shares of our common stock were reserved for issuance under this plan. As of April 1, 2004, awards representing 2,386,328 shares of our common stock are outstanding, and 1,396,665 shares remain available for future issuances under this plan.

EMPLOYMENT AGREEMENTS

      In March 2003, we entered into an employment agreement with Thomas G. Hudson to serve as our Chief Executive Officer. The agreement provides for a rolling three-year term until Mr. Hudson reaches age 65. Prior to a change in control, if Mr. Hudson’s employment with CNT is terminated other than for cause, or if Mr. Hudson terminates his employment for good reason, generally defined as being asked to accept a lesser role within the company, then Mr. Hudson is entitled to receive 200% of his base salary plus incentives. Mr. Hudson’s benefits would continue for a two-year period, and all stock options would vest and be exercisable for a three-year period following his termination date. After a change in control, if Mr. Hudson’s employment with CNT is terminated other than for cause, or if Mr. Hudson terminates his employment for good reason, then Mr. Hudson is entitled to receive 300% of his base salary plus incentives. Mr. Hudson’s benefits would continue for a three-year period, and all options would vest and be exercisable for a three-year period (or the life of the option, if shorter) following his termination date. Upon a change in control, all of Mr. Hudson’s stock options will immediately vest, if not substituted for similar options as part of the transaction resulting in the change in control. Mr. Hudson will receive an additional payment to make him whole for any excise tax owed under Section 280G of the Internal Revenue Code.

      In March 2003, we entered into an employment agreement with Gregory T. Barnum to serve as our Chief Financial Officer. The agreement provides for a rolling three-year term until Mr. Barnum reaches age 65. Prior to a change in control, if Mr. Barnum’s employment with CNT is terminated other than for cause, or if Mr. Barnum terminates his employment for good reason, generally defined as being asked to accept a lesser role within the company, then Mr. Barnum is entitled to receive 150% of his base salary plus incentives. Mr. Barnum’s benefits would continue for a two-year period, and all stock options would vest and be exercisable pursuant to their terms. The options would be exercisable for a three-year period if Mr. Barnum is age 55 or older at the date of termination. After a change in control, if Mr. Barnum’s employment with CNT is terminated other than for cause, or if Mr. Barnum terminates his employment for good reason, then Mr. Barnum is entitled to receive 200% of his base salary plus incentives. Mr. Barnum’s benefits would continue for a three-year period, and all options would vest and be exercisable pursuant to their terms. The options would be exercisable for a three-year period (or the life of the option, if shorter) if Mr. Barnum is age 55 or older at the date of termination. Upon a change in control, all of Mr. Barnum’s stock options will immediately vest, if not substituted for similar options as part of the transaction resulting in the change in control. Mr. Barnum will receive an additional payment to make him whole for any excise tax owed under Section 280G of the Internal Revenue Code.

      In February 2003, we entered into an employment agreement with James A. Fanella to serve as our Executive Vice President for Worldwide Sales and Services. The agreement is for a three-year period beginning on February 17, 2003, and provides for total annual compensation of $520,000, consisting of $260,000 in base salary and $260,000 of incentive compensation upon attainment of objectives. Mr. Fanella received an option to purchase 250,000 shares of our common stock at an exercise price of $7.19 per share, vesting ratably over a four-year period from the grant date. Mr. Fanella is eligible to participate in the CNT Executive Deferred Compensation plan, and other employee benefits offered generally by CNT its employees. CNT may terminate Mr. Fanella’s employment at any time without cause or as a result of a change in control, or Mr. Fanella may terminate his employment following a change in control due to, and only in the event of a substantial reduction in scope of duties and responsibilities, provided CNT pays Mr. Fanella severance as follows: (1) if termination of employment occurs prior to the one-year anniversary of the employment agreement, Mr. Fanella is entitled to 100% of his base pay, plus $100,000 minus any non-recoverable draws received prior to termination; or (2) if termination of employment occurs on or after the one-year anniversary, but prior to the three-year anniversary of the employment agreement, then Mr. Fanella is entitled to 50% of base pay.

Certain Relationships and Related Transactions

      Thomas G. Hudson’s son-in-law is employed by the Company as a regional sales manager. In fiscal 2003, he was paid $205,305 in compensation, commissions and bonuses. Erwin A. Kelen’s son was employed by the Company as an area business development manager. In fiscal 2003, he was paid $95,758 in compensation, commissions and bonuses. Mr. Kelen’s son’s employment with us ended in January 2004.

COMPARATIVE STOCK PRICE PERFORMANCE

      The graph below compares the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return of The Nasdaq Stock Market (U.S. Companies) Index (Nasdaq Total Return Index) and the Computer Manufacturers Nasdaq Industry Category Index (Nasdaq Computer Manufacturers Index) for the same periods as compiled by the Center for Research in Security Prices of the University of Chicago Graduate School of Business (assuming the investment of $100 in our common stock, The Nasdaq Total Return Index and The Nasdaq Computer Manufacturers Index on December 31, 1998, and reinvestment of all dividends). The Nasdaq Computer Manufacturers Index is comprised of all companies listed on The Nasdaq Stock Market with SIC Code No. 357. We will promptly make available a list of the companies comprising the Nasdaq Computer Manufacturers Index on the request of a shareholder in writing to our corporate secretary at the address set forth on the first page of this proxy statement.

	1998	1999	2000	2001	2002	2003

CNT Common Stock	100.0	183.5	225.5	171.3	59.9	82.8

Nasdaq Total Return Index (US Companies)	100.0	185.4	125.4	88.0	60.7	94.4

Nasdaq Computer Manufacturers Index	100.0	212.3	144.4	83.0	51.2	78.4

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

(Item 2 on proxy card)

Our board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent accountants for fiscal 2004.

      KPMG LLP has audited our financial statements since 1984 and has no other relationship with or interest in us. Our audit committee has again appointed KPMG LLP to serve as our independent auditors for the fiscal year ending January 31, 2005, subject to ratification by the shareholders. Proxies solicited by our board will be voted to ratify the appointment of KPMG LLP, unless shareholders specify otherwise in their proxies. Representatives of KPMG LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the election of directors and present, in person or by proxy, at the annual meeting is required for this proposal to pass. In the event shareholders do not ratify the appointment, the audit committee will reconsider the appointment.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The audit committee of our board is responsible for overseeing management’s financial reporting practices and internal controls. Nasdaq listing standards require that all Nasdaq-listed companies have audit committees composed of at least three outside, independent directors. Our audit committee was composed of three outside, independent directors during fiscal 2003.

      The audit committee acts under a written charter that was first adopted and approved by our board on May 25, 2000, and subsequently amended on December 3, 2003. A copy of the charter is attached as Exhibit A to this proxy statement.

      In connection with our consolidated financial statements for the fiscal year ended January 31, 2004, the audit committee has:

•	Reviewed and discussed the audited financial statements with management and with representatives of KPMG LLP, our independent auditors;

•	Met with the independent auditors, with and without management present, to discuss their overall scope and plans for their audit, and the subsequent results of their examinations;

•	Discussed with our independent auditors the matters required to be discussed by Statement On Auditing Standards No. 61 (Communications with Audit Committees); and

•	Received from our independent auditors the written disclosures and the letter from KPMG LLP regarding its independence as required by Independence Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of KPMG LLP with representatives of our independent auditors.

      Based on these actions, the audit committee has recommended to the CNT board that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2004, as filed with the SEC.

BRUCE J. RYAN
JOHN A. ROLLWAGEN
PATRICK W. GROSS
Members of the Audit Committee

AUDIT FEES AND PRE-APPROVED POLICY

      The following table summarizes the fees of KPMG LLP, our independent auditor, for each of the last two fiscal years.

		Audit		All
	Audit Fees	Related Fees(1)	Tax Fees(2)	Other Fees

Fiscal Year 2003	$559,800	$97,700	$95,900	$—
Fiscal Year 2002	$258,800	$157,000	$10,000	$—

(1)	Includes assistance with our Form 8-K filing for the acquisition of Inrange, registration statements, technical accounting and other financial reporting compliance services.

(2)	Tax services included consolidating international entities, section 338(h)(10) election for Inrange and other miscellaneous tax matters.

      During 2003, the audit committee pre-approved all services performed by KPMG. The audit committee has delegated to its chairman the authority to pre-approve any specific non-audit services which was not previously pre-approved by the audit committee, provided that any decision of the chair to pre-approve non-audit services shall be presented to the audit committee at its next scheduled meeting. During 2003, the audit committee pre-approved all non-audit services in accordance with the policy set forth above.

      The audit committee has considered whether the provision of all other services by KPMG LLP is compatible with maintaining independence.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

      Shareholders Proposal for 2005 Annual Meeting. We must receive any shareholder proposals for our 2005 annual meeting at our principal executive offices at 6000 Nathan Lane North, Minneapolis, MN 55442 by January 12, 2005 in order to be included in the proxy statement for that meeting. The proposals also must comply with all applicable statutes and regulations.

      Other Matters. At the time this proxy statement was mailed, our board was not aware of any matters to be presented for action at the annual meeting other than those discussed in this proxy statement. If other matters properly come before the meeting, the proxy holders have discretionary authority — unless it is expressly revoked — to vote all proxies in accordance with their discretion.

      Annual Report. Our annual report to Shareholders for fiscal year 2003, including financial statements, but excluding exhibits, is being mailed with this proxy statement to those shareholders entitled to notice of the annual meeting and who did not elect to receive annual reports and proxy statements electronically. No part of our annual report is incorporated herein and no part is to be considered proxy soliciting materials.

      Electronic Delivery. This proxy statement and annual report for fiscal year 2003 may be viewed online at www.cnt.com/financials. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you vote by Internet or by phone. If you choose this option, you will receive a proxy form in May 2004 listing the website locations and your choice will remain in effect until you notify CNT by mail that you wish to resume mail delivery of these documents. If you hold your CNT stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

      “Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. CNT and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify CNT by sending a written request to Investor Relations, CNT, 6000 Nathan Lane North, Minneapolis, MN 55442.

      A copy of our annual report on Form 10-K, filed with the SEC, will be furnished free of charge to any CNT shareholder upon request. If a shareholder requests copies of any exhibits to the Form 10-K, we will require the payment of a fee covering our reasonable expenses in furnishing such exhibits. Any such request should be made to Investor Relations, CNT, 6000 Nathan Lane North, Minneapolis, Minnesota 55442.

BY ORDER OF THE BOARD OF DIRECTORS

Gregory T. Barnum
Vice President of Finance, Chief Financial Officer
and Corporate Secretary

Minneapolis, Minnesota
May 12, 2004

EXHIBIT A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF

COMPUTER NETWORK TECHNOLOGY CORPORATION

I.	Audit Committee Purpose

      A. The Audit Committee of the Board of Directors of Computer Network Technology (the “Audit Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

1. Oversee and monitor the integrity of Computer Network Technology Corporation’s (the “Company”) accounting and financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

2. Monitor the independence and performance of the Company’s independent auditors.

3. Provide an avenue of communication among the independent auditors, management, and the Board.

4. Approve and Monitor related party transactions, as described in Rule 3450(h) of the NASDAQ National Market System, and as required to be disclosed under SEC Regulation S-K, Item 404.

      B. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Company shall provide funding for the ordinary administrative expenses of the Audit Committee.

II.	Audit Committee Composition and Meetings

      A. Audit Committee members shall meet the requirements of the NASDAQ and the Sarbanes-Oxley Act of 2002. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

      B. Audit Committee members shall be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

      C. The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee will establish a communication process with management and the independent auditors if any significant matters arise during the auditors’ limited quarterly reviews.

III.	Audit Committee Responsibilities and Duties

A. Review Procedures

      1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board for approval and have the document published at least every three years in accordance with SEC regulations.

      2. Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

      3. In consultation with the management and the independent auditors consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses.

      4. Review with financial management and the independent auditors any significant matters which arise out of the Company’s quarterly financial statements review based upon the auditors’ limited review procedures. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see paragraph III.B.5., below). The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

B. Independent Auditors

      1. The independent auditors are ultimately accountable to the Audit Committee and the Board. The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the auditor and shall review the independence and performance of the auditors (including resolution of disagreements between management and the auditor regarding financial reporting) and annually appoint the independent auditors or approve any discharge of auditors when circumstances warrant. The auditor will report directly to the Audit committee.

      2. Approve the fees and other significant compensation to be paid to the independent auditors and the Company shall provide appropriate funding.

      3. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

      4. Review the independent auditors audit plan — discuss scope, staffing, locations, reliance upon management and general audit approach.

      5. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

      6. Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

C. Complaint Procedures for Accounting and Auditing Matters

      1. Anyone who has a concern about the Company’s conduct, or about the Company’s accounting, internal controls or auditing matters, may communicate that concern directly to the presiding director (if any), to the non-employee directors, or to the chair of the Audit Committee.

      2. Such communication may be confidential or anonymous, and may be addressed to the chair of the Audit Committee, Bruce Ryan, P.O. Box 1226, Concord, MA 01742 or submitted by e-mail to the chair of the Audit Committee at brucejryan@hotmail.com. Due to the nature of e-mail, communications sent via e-mail may or may not be anonymous.

      3. Concerns raised in any other manner relating to accounting, internal controls, auditing or officer conduct shall be sent immediately to the chair of the Audit Committee and will be simultaneously reviewed and addressed in the same way that other concerns are addressed by the Audit Committee.

      4. The status of all outstanding concerns addressed to the chair of the Audit Committee will be reported to the Audit Committee on a quarterly basis. Any concerns received shall be retained in accordance with a retention policy established by the audit committee.

      5. The Audit Committee chair may direct that certain matters be presented to the full board and may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The Company prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve a concern about the Company’s conduct, accounting, internal controls or auditing matters.

D. Legal Compliance

      1. On at least an annual basis, the Audit Committee shall review with the Company’s counsel, any litigation and/or legal matters that could have a significant impact on the organization’s financial statements, as well as the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

E. Other Audit Committee Responsibilities

      1. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

      2. Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

      3. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

EXHIBIT B

CHARTER OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS OF COMPUTER NETWORK TECHNOLOGY CORPORATION

Corporate Governance Committee Purpose

      The Corporate Governance Committee of the Board of Directors of Computer Network Technology (the “Governance and Nominating Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring a process to assess board effectiveness, in developing and implementing the company’s corporate governance policies, in identifying qualified individuals to become board members, and in determining the composition of the board of directors and its committees.

Corporate Governance and Nominating Committee Composition and Meetings

      Governance and Nominating Committee members shall meet the requirements of the NASDAQ National Market System. The Governance and Nominating Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment.

      Governance and Nominating Committee members shall be appointed by the Board upon the recommendation of the Governance and Nominating Committee and may be removed by the Board in its discretion. If a Governance and Nominating Committee Chair is not designated or present, the members of the committee may designate a Chair by majority vote of the committee membership.

Corporate Governance and Nominating Committee Responsibilities and Duties

Review Procedures

      Review the Board’s committee structure and to recommend to the Board for its approval directors to serve as members of each committee. The committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

      Assist the Board in developing and evaluating potential candidates for the chief executive officer position, and to oversee the development of chief executive officer succession plan. Review and determine on an annual basis the corporate goals and objectives for the chief executive officer. The committee shall evaluate at least once a year the chief executive officer’s performance in light of these established goals and objectives and based upon these evaluations shall provide input to the Compensation Committee on the chief executive officer’s annual compensation, including salary, bonus, incentive and equity compensation. All of the independent members of the Board will participate in discussions concerning the evaluation of the chief executive officer. Review and approve on an annual basis the evaluation process for the Company’s executive officers. The committee shall evaluate the performance of the Company’s executive officers and shall provide input to the Compensation Committee on the annual compensation, including salary, bonus, incentive and equity compensation, for such executive officers.

Nomination of Directors

      Lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for shareowner approval at the annual meeting. The committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareowners.

Self-Evaluations

      To develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its committees. The committee shall oversee the annual self-evaluations.

B-1

Other Corporate Governance and Nominating Committee Responsibilities

      The committee shall have the authority to delegate any of its responsibilities to subcommittees, as all of the members of the committee may deem appropriate in its sole discretion.

      The Chairperson of the Committee shall ensure that the Independent Directors hold sessions in compliance with NASDAQ requirements at least three times per year.

      The committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

      The committee shall report its actions and recommendations to the Board after each committee meeting and shall conduct and present to the Board an annual performance evaluation of the committee. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

B-2

Computer Network Technology Corporation

6000 Nathan Lane North
Minneapolis, Minnesota 55442
ph. (763) 268-6000

Annual Shareholders’ Meeting Location

June 23, 2004
10:00 AM

From the Airport to CNT Minneapolis
Follow the signs to Interstate 494 West. Take 494 West.
Exit Highway 169 and go North.
Exit at Bass Lake Road and go West.
Take a right at Nathan Lane.
CNT is the second building on the right	CNT is located on the Northwest corner of Highway 169 and Bass Lake Road.
From Downtown to CNT Minneapolis
Follow the signs to Interstate 394 West. Take 394 West.
Exit Highway 169 and go North.
Exit at Bass Lake Road and go West.
Take a right at Nathan Lane.
CNT is the second building on the right	6000 Nathan Lane North Minneapolis, MN 55442 (763) 268-6000

THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED BELOW.	Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE	☐

1. ELECTION OF DIRECTORS

FOR all nominees listed (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees below

☐	☐

NOMINEES: 01 Thomas G. Hudson, 02 Patrick W. Gross, 03 Erwin A. Kelen, 04 John A. Rollwagen, 05 Lawrence A. McLernon, 06 Kathleen B. Earley, 07 Bruce J. Ryan and 08 Dr. Renato DiPentima

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	TO RATIFY AND APPROVE THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 31, 2005; AND	☐	☐	☐

3.	TO TRANSACT OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

Shareholders of record as of the close of business on April 28, 2004 are the only persons entitled to notice of and to vote at the meeting.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Signature	Date

PLEASE SIGN exactly as name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

• Detach here from proxy voting card. •

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Telephone and Internet voting is available through 11:59 PM EST the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/cmnt		1-800-435-6710		Mark, sign and date
Use the Internet to vote your proxy.	OR	Use any touch-tone telephone to	OR	your proxy card
Have your proxy card in hand when		vote your proxy. Have your		and
you access the web site.		proxy card in hand when you call.		return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

If you are located outside of the United States,
the delivery of your Proxy MUST be via the INTERNET or MAIL

You can view the Annual Report and Proxy Statement
on the internet at: http://www.cnt.com/cnt/financials

COMPUTER NETWORK TECHNOLOGY CORPORATION
ANNUAL MEETING OF SHAREHOLDERS JUNE 23, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Computer Network Technology Corporation, a Minnesota corporation, will be held on Wednesday, June 23, 2004 at our headquarters at 6000 Nathan Lane North, in the Minneapolis suburb of Plymouth, Minnesota, beginning at 10:00 a.m. for the following purposes.

Whether or not you expect to attend the meeting, please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

• Detach here from proxy voting card. •

Computer Network Technology Corporation (CNT) Annual Shareholders Meeting June 23, 2004, 10:00 am

to be held at CNT’s Corporate Headquarters:
6000 Nathan Lane North
Plymouth, Minnesota
763-268-6000

Attend CNT’s Annual Shareholders Meeting in person or view it online at www.cnt.com.
Refer to map and directions in back of proxy statement.

You can now access your Computer Network Technology Corporation account online.

Access your Computer Network Technology Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Computer Network Technology Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
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